Exhibit 10.1

APOGEE ENTERPRISES, INC.

2016 EXECUTIVE MANAGEMENT INCENTIVE PLAN

BONUS POOL AWARD AGREEMENT

Fiscal Year [year]

Section 1.  Establishment

This Bonus Pool Award Agreement (the “Agreement”) is entered into as of the      day of             ,         , by and between Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and             , an individual resident of the State of                  (“Participant”).

Section 2.  The Plan

The Company has established the Apogee Enterprises, Inc., 2016 Executive Management Incentive Plan (the “Plan”) for certain executive officers. Participant has been selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”) to be eligible to participate in the Plan. Participant hereby acknowledges receipt of a copy of the Plan. The Annual Bonus Pool Award made to Participant hereby is subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference herein and made a part hereof.

Section 3.  Conditions to Participation

As a condition to participate in the Plan and to receive an Annual Bonus Pool Award, Participant shall execute and return to the Committee a duplicate of this Agreement.

Section 4.  Performance Based Award

(a)        Performance-Based Award.    The Annual Bonus Pool Award is intended to be a Performance-Based Award within the meaning of the Plan, and all of the terms and conditions of this Award shall be interpreted in such a manner so as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)        Bonus Pool.    Not later than 90 days after the beginning of each fiscal year, the Committee will establish a bonus pool (the “Bonus Pool”) equal to a percentage of one or more pre-established, objective Company performance factors (e.g., EBITDA, ROIC or sales) selected by the Committee for the fiscal year. The performance factors and the applicable percentage thereof that make up the Bonus Pool for the [year] fiscal year (the “Performance Period”) are set forth in Appendix I, along with the percentage share in the Bonus Pool to be reserved as an Annual Bonus Pool Award to the Participant for the Performance Period.

Section 5.  Earned Awards

Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the computation of the Annual Bonus Pool Award. As provided for in the Plan, the maximum Annual Bonus Pool Award which may be awarded to the Participant pursuant to the Plan with respect to any Performance Period shall not exceed $3,000,000.

Section 6.  Award Payments

On or around May 15 following the close of the Performance Period, and following the computation of the Annual Bonus Pool Award, the Participant shall be paid in cash. The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any Annual Bonus Pool Award otherwise payable to the Participant under the Plan. Payment of the Annual Bonus Pool Award may be made, subject to any deferred compensation election which may be permitted pursuant to any deferred compensation plan of the Company on which the Participant participates, at such times, with such restrictions and with such conditions as the Committee, in its sole discretion, may determine at the time of the grant of the Annual Bonus Pool Award.

Section 7.  Recoupment

Participant acknowledges, understands and agrees that, notwithstanding anything to the contrary contained herein, the Annual Bonus Pool Award to which the Participant is otherwise entitled (or which has been paid) is subject to forfeiture or recoupment, in whole or in part, at the direction of the Company’s Board of Directors (the “Board”) if, in the judgment of the Board, events have occurred that are covered by the Company’s Clawback Policy (as it exists on the date hereof, and as it may be amended from time to time by the Board, the “Clawback Policy”) and the Board further determines, in its sole discretion, that forfeiture or recoupment of all or part of the Annual Bonus Pool Award is appropriate under all of the circumstances considered by the Board. A copy of the Clawback Policy may be obtained from the General Counsel upon the Participant’s request.

Section 8.  Termination of Employment

(a)        If the Participant’s employment with the Company or its subsidiaries terminates during a Performance Period for any reason other than Disability or Retirement (as such terms are defined below) or death, the Participant shall forfeit any and all rights under the Plan and this Agreement relating to such Performance Period.

(b)        If the Participant’s employment with the Company or its subsidiaries terminates during a Performance Period as a result of Disability or Retirement (as such terms are defined below) or death, the Participant or the Participant’s beneficiary or estate shall receive a cash settlement after such Performance Period has expired and all performance calculations have been made. Such settlement shall be computed by:

(i)        determining the Annual Bonus Pool Award at the end of the Performance Period that would have been earned if the Participant’s employment had continued through the Performance Period, and

(ii)        multiplying the result in (i) by a fraction, the numerator of which is the number of full fiscal weeks in such Performance Period that the Participant was an employee of the Company or its subsidiaries and the denominator of which is the number of full fiscal weeks comprising the Performance Period.

Unless the Participant has delivered to the Company a beneficiary designation in a form acceptable to the Company, the cash settlement shall be made according to the laws of descent and distribution upon the death of the Participant.

(c)        Disability.  For purposes of this Agreement, “Disability” shall mean any physical or mental condition which would qualify the Participant for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate (as defined in the Plan) then employing the Participant.

(d)        Retirement.    For purposes of this Agreement, “Retirement” shall mean the Participant’s termination of his or her employment relationship with the Company under such circumstances determined to constitute retirement by the Committee in its sole discretion.

Section 9.  Nature of Payments

Any and all cash payments pursuant to any Annual Bonus Pool Award granted hereunder shall constitute special incentive payments to the Participant, and such payments shall not be taken into account in computing the amount of the Participant’s salary or compensation for purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, profit sharing, bonus, life insurance or other employee benefit plan of the Company or any Affiliate or (ii) any agreement between the Company (or any Affiliate) and the Participant, except to the extent that such plan or agreement expressly provides to the contrary.

Section 10.  Interpretations

This Agreement is subject in all respects to the terms of the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

Section 11.  Governing Law

This Bonus Pool Award Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth herein.

APOGEE ENTERPRISES, INC.

By:

Its:

PARTICIPANT

APPENDIX I

FISCAL YEAR [year] BONUS POOL AWARD OBJECTIVES AND AMOUNT

A.  Bonus Pool

[to be determined by the Compensation Committee.]

B.  Annual Bonus Pool Award

[to be determined by the Compensation Committee.]